Exhibit 15.1

FMC Corporation

Philadelphia, Pennsylvania

With respect to this registration statement on Form S-8, we acknowledge our awareness of the use therein of our reports dated April 30, 2003, August 7, 2003 and November 6, 2003 related to our reviews of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such reports are not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/    KPMG LLP

Philadelphia, Pennsylvania

December 19, 2003